Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into effective as of July 1, 2026 (the “Effective Date”), between New Era Energy & Digital, Inc., a Nevada corporation (the “Company”), and E. Will Gray II (“Executive”), as an amendment and restatement of the Amended and Restated Employment Agreement between the Company and Executive, which was effective January 1, 2026 (the “Prior Agreement”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment. The Company shall continue to employ Executive, and Executive accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on July 1, 2030 (such period of employment, the “Employment Period”). Notwithstanding the foregoing, the Employment Period shall end early upon the termination of Executive’s employment for any reason. The terms and conditions set forth in the Prior Agreement will continue to apply with respect to services provided to the Company by Executive prior to the Effective Date of this Agreement.

2.	Position and Duties. During the Employment Period, Executive shall serve as the Company’s President of the Permian Basin, reporting to the Chief Executive Officer of the Company (the “CEO”), and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the CEO or the Board of Directors of the Company (the “Board”) to expand or limit such duties, responsibilities and authority, either generally or in specific instances. During the Employment Period, Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods or reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates. During the Employment Period, Executive shall owe a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Company and each of its subsidiaries and affiliates to which he provides services, and to not act in a manner that would materially injure their business, interests, or reputations. In keeping with these duties, Executive shall make full disclosure to the CEO and the Chairman of the Board of all Business Opportunities and not appropriate for his own benefit any such Business Opportunities. For purposes of this Agreement, “Business Opportunities” shall mean all material business ideas, prospects, proposals, and other opportunities pertaining to the Business of the Company and its subsidiaries and affiliates that come to Executive’s attention during the Employment Period that he determines, while acting reasonably in good faith and as a fiduciary to the Company, should be further considered by the CEO and the Board.

3.	Compensation and Benefits.

(a)	Base Salary. The Company agrees to pay Executive a base salary (the “Base Salary”) during the Employment Period in installments based on the Company’s practices as may be in effect from time to time. Executive’s Base Salary shall initially be at the rate of at least $550,000.00 per year and shall be subject to adjustment by the Compensation Committee of the Board (the “Committee”).

(b)	Target Bonus. During the Employment Period, Executive will be eligible to earn an annual target bonus of up to forty percent (40%) of the Base Salary (the “Target Bonus”), based on the achievement of specified performance goals (as determined in good faith by the Committee in consultation with Executive, to be set and communicated to Executive no more than thirty (30) days after the management team has presented a business plan with respect to the applicable year for review by the Board and the Committee); provided, however, that Executive shall not be eligible for any such Target Bonus for a calendar year unless Executive remains in the continuous employ of the Company until the date such bonus is paid (except as otherwise set forth herein). Any Target Bonus earned pursuant to this Section 3(b) shall be paid to Executive in a single lump sum following receipt of the Company’s audited financial statements, but in any event such Target Bonus will be paid by March 15th of the calendar year following the calendar year for which such Target Bonus was earned.

(c)	Standard Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in those employee benefit programs, for which substantially all of the executives of the Company are from time to time generally eligible (including insurance and other benefits, but excluding, except as provided in Section 5(b), any severance pay programs or policies of the Company), as determined from time to time by the Board. Such employee benefits will be governed by the applicable plan documents, insurance policies, or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies without violating this Agreement.

(d)	Equity Compensation Plan. Executive may be eligible to receive grants of equity, equity-based or similar compensation awards pursuant to the Company’s Equity Incentive Plan as may be approved in the sole discretion of the Committee from time to time. Any such grant will be represented by an award agreement and will be subject to the terms of the Company’s Equity Incentive Plan and such award agreement under all circumstances (including in connection with Executive’s termination of employment).

(e)	Business Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies as in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses. The Company shall also reimburse Executive for club memberships that are approved by the Committee in advance.

(f)	Automobile. The Company shall provide Executive with an allowance of $1,500 per month for car and related maintenance costs. In addition, the Company shall reimburse Executive for the miles for which he travels for business purposes following the standard mileage rate as determined by the Internal Revenue Service.

4.	Notice of Termination. The Company may terminate Executive’s employment at any time. Executive may voluntarily terminate his employment without Good Reason with ninety (90) days advance notice or for Good Reason in accordance with the procedures set forth in Section 7(d). In the event Executive provides notice to the Company of his voluntary termination of employment, the Company may accept such resignation, waive any remaining notice period, and accelerate the date of Executive’s termination of employment, and any such waiver and earlier termination of employment will not constitute a Termination Without Cause.

Executive’s employment shall also terminate on the date of his death or as a result of a Disability (as determined by the Committee).

5.	Post-Employment Payments.

(a)	Accrued Obligations. Except as otherwise set forth in this Agreement, at the end of Executive’s employment for any reason, Executive shall cease to have any rights to further compensation or employee benefits except for (i) any Base Salary earned prior to Executive’s termination of employment that remains unpaid as of such termination; (ii) any unreimbursed business expenses incurred prior to Executive’s termination that are reimbursable in accordance with the Company’s policies as in effect from time to time; (iii) vested benefits to which Executive may be entitled under any employee benefit plans of the Company (or an affiliate thereof), which vested benefits will be payable in accordance with the terms of the applicable employee benefit plan; and (iv) pursuant to any equity compensation, equity-based or similar award (or any portion thereof) which either vests by its terms due to the circumstances of termination of Executive’s employment or extends by its terms beyond termination of Executive’s employment.

(b)	Termination Without Cause or Termination For Good Reason. If the Employment Period ends early on account of a Termination Without Cause or a Termination For Good Reason at any time before July 1, 2030, the Company shall pay Executive the following payments:

(i)	severance compensation equal to the Base Salary Executive would have received had Executive remained employed through July 1, 2030, payable in installments based on the Company’s normal payroll cycles;

(ii)	any annual Target Bonus earned for a calendar year prior to the calendar year in which the termination of employment occurs that remains unpaid as of such termination of employment, payable at the same time as paid to active employees in accordance with Section 3(b) herein;

(iii)	a pro-rated portion of the Target Bonus for the year in which Executive terminates employment, pro-rated based on the number of days that elapse during such calendar year prior to the date of Executive’s termination of employment out of the entire calendar year, payable in equal installments in the same time and manner as set forth in Section 5(b)(i); and

(iv)	payment of a lump sum amount within sixty (60) days following such termination of employment equal to the total cost of premium payments (including both the employer and employee portions) that would be due for coverage under the Company’s medical, dental and vision plans if Executive had continued participation as an active employee in such plans through July 1, 2030.

It is expressly understood that the Company’s payment obligations under this Section 5(b) shall cease in the event Executive breaches any of the agreements in Section 6 hereof or any other restrictive covenant agreements entered with the Company or any of its affiliates. Any payment made pursuant to this Section 5(b) that is not made following Executive’s Termination Without Cause or Termination For Good Reason because Executive has not executed the release described in Section 5(c) shall be paid to Executive in a single lump sum on the first payroll date following the last day of any applicable revocation period after Executive executes the release.

(c)	Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 5(b) hereof unless on or prior to the sixtieth (60th) day following the Termination Without Cause or Termination For Good Reason: (i) Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, managers, officers, employees and affiliates of any of them in a form approved by the Company in the form attached as Exhibit A (such release, the “Release”); and (ii) Executive does not revoke the Release and such Release becomes effective and nonrevocable.

6.	Non-Competition; Confidentiality; Non-Solicitation.

(a)	Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive will be brought into frequent contact with the Company’s existing and potential customers throughout the world and the Company’s trade secrets. Executive also agrees that trade secrets and confidential information of the Company gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Executive not compete with the Company during Executive’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following Sections.

(b)	Covenants.

(i)	Covenants During Employment. While employed by the Company, Executive will not compete with the Company anywhere in the world and will not take any act or make any omission which is contrary to the best interests of the Company or its affiliates. In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive will not:

(A)	enter into or engage in any business that competes with the Company;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company.

(ii)	Covenants Following Termination. For a period of eighteen (18) months following the termination of Executive’s employment, Executive will not:

(A)	enter into or engage in any business in any manner which is similar to the capacity in which Executive provided services to the Company during the Employment Period that competes with the Company within the Restricted Territory;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company within the Restricted Territory;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)	promote or assist, financially or otherwise, in any capacity which is similar to the capacity in which Executive provided services to the Company during the Employment Period any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company within the Restricted Territory.

Notwithstanding any provision in this Section 6(b) to the contrary, (1) nothing herein restricts Executive from providing services or engaging in any other activity with respect to a competitor of the Company in a capacity that is not the same or similar capacity as Executive provided services to the Company; and (2) the prohibitions in Section 6(b)(ii)(B) and Section 6(b)(ii)(C) shall be limited to customers with whom Executive had material business contact with on behalf of the Company, or about whom Executive received from the Company its confidential information, during the last two years of the Employment Period.

(iii)	Indirect Competition; Passive Investments. Executive will be in violation of any of the restrictions in Section 6(b)(i) and Section 6(b)(ii) if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock. Notwithstanding any provision of this Section 6(b) to the contrary, any passive investment by Executive in a publicly traded company of two percent (2%) or less of such company’s outstanding stock shall not be a violation of this Section 6(b).

(iv)	Tolling. If it shall be judicially determined that Executive has violated this Section 6(b), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c)	Company. For the purposes of Section 6 and Section 7(b), the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which Executive worked, had responsibility, or had access to confidential information at the time of termination of his employment and at any time during the two (2)-year period prior to such termination.

(d)	Non-Solicitation. Executive will not directly or indirectly at any time during the period of Executive’s employment or the two (2)-year period thereafter attempt to disrupt, damage, impair or interfere with the Company by raiding any of the Company’s employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business. Notwithstanding any provision in this Section 6(d) to the contrary, the post-termination prohibitions in the preceding sentence shall be limited to Company employees, consultants, agents, representatives, and vendors with whom Executive had material business contact with on behalf of the Company, or about whom Executive received from the Company confidential information, during the last two years of the Employment Period.

(e)	Non-Disparagement. During the Employment Period and for a period of two (2) years thereafter, Executive agrees not to disparage or authorize to be made any written or oral disparagement of the Company or any of its past, present or future shareholders (equityholders), directors, accounting firms, third party investigators, attorneys, officers, employees, or agents or any aspect of Executive’s employment with the Company or termination thereof except to the extent required by applicable law. Notwithstanding the foregoing, (i) truthful statements necessary to be made in the good faith performance of Executive’s duties for the Company, (ii) reporting any actions or inactions to a governmental agency that Executive believes to be unlawful, (iii) participating in or cooperating with a governmental investigation, and (iv) discussing or disclosing underlying facts of any alleged discriminatory or unfair employment practice will not result in a breach of this Section 6(e).

During the Employment Period and for a period of two (2) years thereafter, the Company agrees that it shall instruct the members of the Board and the Company’s executive officers not to disparage or authorize to be made any written or oral disparagement of the Executive except to the extent required by applicable law. Notwithstanding the foregoing, (i) truthful statements necessary to be made in the good faith performance of the duties of the directors or executive officers of the Company, (ii) reporting any actions or inactions to a governmental agency that the Company believes to be unlawful, (iii) participating in or cooperating with a governmental investigation, and (iv) discussing or disclosing underlying facts of any alleged discriminatory or unfair employment practice will not result in a breach of this Section 6(e).

(f)	Further Covenants.

(i)	Confidential Information. Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information. Such confidential information is material that is not generally available to the public and shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, employee evaluations and employee performance information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during his employment with the Company (except in the course of performing his duties and obligations to the Company) or after the termination of his employment shall constitute a misappropriation of the Company’s trade secrets. Executive’s obligations in this Section 6(f)(i) with regard to (A) trade secrets will continue for so long as such information remains trade secrets under applicable law; and (B) the Company’s confidential information will continue for ten (10) years following Executive’s termination of employment from the Company. Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law.

(ii)	Return of Property. Executive agrees that upon termination of Executive’s employment with the Company for any reason, Executive shall return to the Company all property of the Company without being intentionally damaged, including without limitation, any Company-provided laptop, cell phone, keys or keycards, work papers, reports, drawings, photographs, negatives, prototypes, and the originals and all copies of any materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 6(f)(i), whether in hard copy or generated and maintained on any form of electronic media. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing or recovering such property.

(iii)	Defend Trade Secrets Act Notice of Immunity. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

(g)	Discoveries and Inventions; Work Made for Hire.

(i)	Executive agrees that upon conception or development of any idea, discovery, invention, improvement, software, writing or other material or design that:

(A)	relates to the business of the Company;

(B)	relates to the Company’s actual or demonstrably anticipated research or development; or

(C)	results from any work performed by Executive for the Company, Executive does hereby assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives or develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design (x) relates to the business of the Company; (y) relates to the Company’s actual or demonstrably anticipated research or development; or (z) results from any work performed by Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development that is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, or trade secrets.

(ii)	In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material or design, and to ensure the protection of the same, Executive agrees that during Executive’s employment and for one (1) year after termination of Executive’s employment under this Agreement or any successor agreements, Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development. The Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples, and experimental materials will be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii)	Work Made for Hire. Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive while performing work for the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.

(h)	Communication of Contents of Agreement. While employed by the Company and for two (2) years thereafter, Executive will communicate the contents of Section 6 of this Agreement to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.

(i)	Confidentiality Agreements. Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive’s former employers. Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Company or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company.

(j)	Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate and any such breach would result in irreparable harm for which damages are difficult to calculate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in Section 6 inclusive, of this Agreement, without the necessity of proof of actual damage and without posting of a bond.

(k)	Reasonableness. Executive acknowledges that Executive’s obligations under this Section 6 are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations and that these obligations do not place an undue burden on Executive. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, including Executive’s employment with the Company, which Executive acknowledges constitutes good, valuable and sufficient consideration. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally permissible. Accordingly, if any particular provision(s) of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. Further, Section 6 herein is independent of other obligations under this Agreement, and therefore, no claim by Executive against the Company or its affiliates for breach of this Agreement or otherwise will constitute a defense to enforceability of the covenants contained in Section 6. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.

7.	Definitions.

(a)	“Disability” means the determination by a physician selected by the Committee (that is reasonably acceptable to Executive) that Executive is reasonably likely to be unable to perform the essential functions of his position, with or without reasonable accommodation, due to a physical or mental impairment, for a period of one hundred and eighty (180) consecutive days (or one hundred and eighty (180) days within a twelve (12)-month period) or that Executive has a physical or mental impairment that is reasonably likely to result in Executive’s death.

(b)	“Restricted Territory” means: (i) the geographic area(s) within a one hundred and fifty (150) mile radius of any and all Company location(s), and (ii) Texas and New Mexico.

(c)	Termination For Cause ” means the termination by the Company or any subsidiary of Executive’s employment with the Company or any affiliate as a result of: (i) the indictment or conviction of Executive or plea of nobo contendere by Executive for a felony, fraud or other crime of moral turpitude; (ii) gross negligence or gross misconduct by Executive, which is not cured within fourteen (14) days after written notice thereof to Executive; (iii) Executive’s failure to follow the directions of the CEO or the Board which is not cured within fourteen (14) days after written notice thereof to Executive; (iv) Executive’s violation of Section 6 of this Agreement or any other restrictive covenant agreement entered with the Company or any of its affiliates, which is not cured (if curable) within fourteen (14) days after written notice thereof to Executive; (v) any conduct by or at the direction of Executive that would reasonably be expected to result in material injury or reputational harm to the Company (or any of its affiliates), which is not cured within fourteen (14) days after written notice thereof to Executive; (vi) Executive’s breach of a material employment policy of the Company (or any of its affiliates), which is not cured within fourteen (14) days after written notice thereof to Executive; (vii) Executive’s breach of the Company’s Code of Conduct and Ethics or the New Era Helium Inc. Policy for Recovery of Erroneously Awarded Compensation, which is not cured within fourteen (14) days after written notice thereof to Executive or (viii) any other breach by Executive of this Agreement or any other agreement with the Company (or any of its affiliates) that is material and that is not cured within fourteen (14) days after written notice thereof to Executive.

(d)	“Termination For Good Reason” means Executive’s termination of Executive’s employment with the Company or any affiliate as result of any of the following without Executive’s consent: (i) a decrease in the Base Salary; (ii) any action or inaction that results in a material breach of this Agreement or any other agreement between the Company and Executive by the Company; (iii) any material diminution in Executive’s position, duties, authority, or responsibilities; or (iv) a requirement that Executive work full-time from an office that is more than fifty (50) miles from Midland, Texas. Notwithstanding the foregoing, no termination of employment by Executive shall constitute a “Termination For Good Reason” unless (A) Executive gives the Company notice of the existence of an event described above within sixty (60) days following the initial occurrence thereof; (B) the Company does not remedy such event within thirty (30) days of receiving the notice described in the preceding clause (A); and (C) Executive terminates employment within ninety (90) days of the end of the cure period specified in clause (B) above.

(e)	“Termination Without Cause” means the termination by the Company or any of its affiliates of Executive’s employment for any reason other than a termination by the Company as a result of Executive’s Disability or death or a Termination For Cause.

8.	Survival. Subject to any limits on applicability contained therein, Section 6, Section 9 and Section 10 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

9.	Clawback. Notwithstanding any provision of this Agreement or any other agreement to the contrary, performance-based compensation provided to Executive under this Agreement or pursuant to any other agreement or understanding shall be subject to the Company’s Policy for Recovery of Erroneously Awarded Compensation or any successor or other clawback or recoupment policy as in effect from time to time, and any amendments thereto, as required by applicable law, including but not limited to Section 10D of the Securities Exchange Act of 1934 and the rules and regulations of the U.S. Securities and Exchange Commission and the rules of the Nasdaq. Further notwithstanding any provision of this Agreement or any other agreement to the contrary, in the event the Company acquires evidence within the twenty-four (24) month period following Executive’s termination of employment that would have given the Company grounds to terminate Executive’s employment as a result of a Termination For Cause if the Company had had such evidence at the time of Executive’s termination, the Company may require Executive to return to the Company all benefits and compensation paid to Executive pursuant to Section 5(b) herein and may cease payment of any further benefits under Section 5(b). In the event the Company notifies Executive that it has obtained evidence of grounds to terminate Executive’s employment as a result of a Termination For Cause, Executive shall be given fourteen (14) days to appear in front of the Committee to discuss such grounds. Executive expressly agrees to return or repay any amounts to the Company as required under this Section 9 following a final determination hereunder by the Committee promptly and further expressly agrees to the Company’s offsetting any amounts owed to the Company under this Section 9 by any amounts otherwise owed by the Company to Executive to the extent permissible under Section 409A (as defined below).

10.	Tax Matters.

(a)	Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

(b)	Section 409A.

(i)	This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and all provisions of this Agreement shall be administered, construed and interpreted in a manner consistent with such intent. If the Company independently determines any provision of this Agreement fails to comply with or be exempt from Section 409A, the Company shall, after consulting with Executive, reform such provision to the minimum extent reasonably appropriate and necessary to attempt to avoid any additional tax or interest under Section 409A. To the extent that any such modification becomes reasonably appropriate and necessary, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. The Company does not guarantee any particular tax result for Executive and has no obligation to provide Executive with a gross up or indemnity with respect to any taxes that Executive may incur with respect to any payments or benefits received pursuant to this Agreement.

(ii)	Any expense reimbursements required to be made under this Agreement shall be for covered expenses incurred by Executive during his lifetime, and such reimbursements shall be made not later than December 31st of the year following the year in which Executive incurs the expense; provided that in no event shall the amount of expenses eligible for payment or reimbursement, or in-kind benefits provided, by the Company in one calendar year affect the amount of expenses to be paid or reimbursed, or in-kind benefits to be provided, in any other calendar year. Executive’s right to expense reimbursement shall not be subject to liquidation or exchange for another benefit.

(iii)	To the extent that this Agreement provides for the payment of “deferred compensation” (within the meaning of Section 409A) to Executive or Executive’s beneficiaries upon or as a result of Executive’s termination of employment, Executive shall be considered to have experienced a termination of employment as of the date that Executive incurs a “separation from service” within the meaning of Section 409A.

(iv)	Each payment or benefit to which Executive becomes entitled under this Agreement will be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently Executive’s entitlement to such payment or benefit will not be considered an entitlement to a single payment of the aggregate amount to be paid). Each such payment shall be deemed exempt from Section 409A to the greatest extent possible. To the extent that any payments pursuant to this Agreement are contingent upon Executive entering into the Release and if the period for review or revocation of the Release crosses calendar years, such payments shall be made or commence in the later calendar year if necessary to avoid taxes or penalties under Section 409A. Any payments that would otherwise be made during the period for review and revocation of the Release will be made as soon as practicable after such period ends.

(v)	If the Company makes a good faith determination that a payment under this Agreement (A) constitutes a deferral of compensation for purposes of Section 409A, (B) is made to Executive by reason of his separation from service, (C) at the time such payment would otherwise be made, Executive is a “specified employee” within the meaning of Section 409A (and using the identification methodology specified by the Company from time to time), and (D) a delay in payment is required in order to avoid the imposition of excise taxes under Section 409A, then the payment shall be delayed until the earlier of (1) the first (1st) business day following the six (6)-month anniversary of Executive’s separation from service, or (2) Executive’s death.

(c)	Parachute Payments.

(i)	Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero (0)) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 10(c)(i) will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 10(c)(i), the Company will effect such reduction to the extent necessary in the following order: first, performance-based equity grants; second, time-based equity grants; third other noncash benefits; and fourth, cash payments. Within each group, such benefits or payments shall be reduced in the reverse order in which they would otherwise have been vested or paid.

(ii)	All computations and determinations relevant to this Section 10(c)(ii) shall be implemented in a manner that maximizes the Executive’s after-tax economic benefit and be made by an independent accounting firm selected and paid by the Company and reasonably acceptable to Executive (the “Accounting Firm”), which firm may be the Company’s ordinary course accountants. If the Accounting Firm determines that any amounts are Excess Parachute Payments, the Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations both to the Company and Executive. If the Accounting Firm determines that no amounts are Excess Parachute Payments, it shall furnish Executive and the Company with a written statement that such Accounting Firm has so concluded that no excise tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any excise tax on his federal income tax. The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make the Determination hereunder. The Accounting Firm shall make its Determination on the basis of substantial authority and shall provide opinions to that effect to both the Company and Executive upon the request of either of them.

(iii)	The Executive shall have the right, at the Executive’s expense, to contest the determination of the Accounting Firm by providing written notice to the Company within fifteen (15) days following receipt of the determination, together with alternative calculations prepared by an independent advisor reasonably acceptable to the Company. If the Company and the Executive are unable to resolve such dispute within ten (10) days, the matter shall be submitted to a mutually agreed independent nationally recognized accounting firm, whose determination shall be final and binding. Pending final resolution, payments shall be made in accordance with the original determination, subject to adjustment (including repayment or additional payment, as applicable) promptly following final determination.

11.	Securities. Notwithstanding anything to the contrary in this Agreement (or in any other agreement, contract or arrangement with the Company or any parent or subsidiary of the Company, or in any policy, procedure or practice of the Company or any subsidiary or affiliate (collectively, the “Arrangements”)): (i) nothing in the Arrangements or otherwise limits Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002), and (ii) nothing in the Arrangements or otherwise prevents the Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purposes of clarity, the Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

12.	Notices. Any notice provided to the Company provided for in this Agreement shall be in writing to the Company, marked Attention: Compensation Committee Chair, and any notice to Executive shall be addressed to Executive at his address on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid.

13.	Severability. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.	Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way (including the Prior Agreement). Notwithstanding the foregoing, this Agreement does not supersede or in any way limit or otherwise affect (i) Executive’s rights with respect to equity, equity-based, or similar compensation granted under other agreements between the Company (or an affiliate thereof) and Executive (including, without limitation, rights under any Restricted Stock Unit Award Agreement(s) and Performance Award Agreement(s)), or (ii) restrictive covenants that may be included in other agreements between the Company (or an affiliate thereof) and Executive to which Executive may be bound. Executive acknowledges and agrees that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or its representatives outside of this Agreement but is instead relying solely on his own judgment and his legal and tax advisors, if any.

15.	Counterparts. This Agreement may be executed in separate counterparts (including counterparts transmitted by facsimile or Adobe PDF attached to an email), each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

16.	Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that Executive may not assign any rights or delegate any obligations hereunder without the prior written consent of the Company. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that such transferee or successor assumes the liabilities of the Company hereunder.

17.	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Nevada. Executive agrees that the state and federal courts located in the State of Texas shall have exclusive jurisdiction in any action, suit or proceeding by or against Executive based on or arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. In addition, the parties hereby irrevocably consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction in Midland County, Texas.

Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court.

18.	Alternative-Dispute Resolution Protocol.

(a)	Definition of Dispute. Any dispute, controversy, claim or cause of action between the parties arising out of or relating to this Agreement (each, a “Dispute”), shall be resolved solely in accordance with the terms of this Section 18. Notwithstanding the preceding sentence, the Company may seek injunctive relief from any court of competent jurisdiction for breaches of Section 6.

(b)	Mandatory Arbitration. If a Dispute is not fully resolved pursuant to Section 18(b) within thirty (30) calendar days’ of submission to mediation, the Dispute may be submitted by either party for definitive resolution through binding arbitration (an “Arbitration”) with a single neutral arbitrator (the “Arbitrator”) mutually agreed upon by the parties or otherwise selected in accordance with the Rules (as defined below) in Midland, Texas. In the event the parties cannot agree on an Arbitrator, the Arbitrator shall be selected by the Dallas, Texas office of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor in accordance with its arbitrator selection procedures. The Arbitration shall be brought before the Arbitrator and heard in accordance with then-applicable JAMS Employment Arbitration Rules and Procedures (the “Rules”). The arbitrator shall (i) have the authority to compel adequate discovery for the resolution of the Dispute and to award such relief as would otherwise be permitted by applicable law; and (ii) issue a written arbitration decision including the Arbitrator’s essential findings and conclusions and a statement of the award. The Arbitrator shall determine if any Dispute or issue is subject to this arbitration obligation, and to award any or all remedies that either party would be entitled to seek in a court of law. The Company shall bear the administrative costs and expenses of the Arbitration, including the Arbitrator’s fee, and each party shall bear its own attorney’s fees and associated expenses, subject to re-allocation as permitted under the Rules and applicable substantive law. Except as required by law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the Arbitration proceedings, including any hearings, evidence, and award, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the Arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain. Judgment on any award rendered by an arbitration tribunal may be entered in any court having jurisdiction thereover. Notwithstanding the foregoing, the parties may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling arbitration.

(c)	Waiver of Right to Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EXECUTIVE AND THE COMPANY SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE AGAINST THE COMPANY OR ITS AFFILIATES ARISING OUT OF OR RELATING TO THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

(d)	Confidentiality. Except as required by law, Executive and the Company agree that all aspects of any arbitration or mediation proceeding arising under or relating to this Agreement, including, without limitation, all filings, evidence, testimony, transcripts, briefs, settlement discussions, rulings, and any final award or order, shall be kept strictly confidential. Neither the Company nor Executive shall, directly or indirectly, disclose, publish, or communicate any such information to any person or entity, except: (i) to the extent required by law or court order; (ii) to Executive’s spouse, or the Company’s or Executive’s respective legal counsel, tax advisors, or other professional advisors who have a need to know and are bound by confidentiality obligations; or (iii) as necessary to enforce or challenge the arbitration award in a court of competent jurisdiction. Executive and the Company shall each take all reasonable steps to ensure compliance with this confidentiality obligation and shall remain responsible for any unauthorized disclosure by persons to whom disclosure is permitted under this provision.

19.	Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive; provided, however, the Company may modify or amend the Agreement in its sole discretion at any time without the further consent of Executive in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company or its affiliate is listed. Any such amendment shall preserve the rights and benefits of Executive as reasonably possible, and the Company will use reasonable efforts to consult with Executive prior to and regarding any such proposed amendment. No waiver by either party of a breach of any term of this Agreement will operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement, unless so stated in writing.

20.	Third-Party Beneficiaries. The Company and the Company’s subsidiaries and affiliates to which Executive provides services shall be included within the definition of “Company” for purposes of this Agreement, are intended to be third-party beneficiaries of this Agreement, and therefore may enforce this Agreement.

21.	Representations.

(i)	Executive: Executive represents and warrants that (a) he has not previously assumed any obligations inconsistent with those in this Agreement; (b) his execution of this Agreement, and his employment with the Company, shall not violate any other contract or obligation between Executive and any former employer or other third party; and (c) during the Employment Period, he shall not use or disclose to anyone within the Company or its subsidiaries or affiliates any proprietary information or trade secrets of any former employer or other third party. Executive further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments. Executive further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Executive.

(ii)	Company: The Company represents and warrants that (a) it has not previously assumed any obligations inconsistent with those in this Agreement; (b) the execution of this Agreement, the employment of the Executive and the provision of the compensation, benefits or awards referenced hereunder shall not violate any other contract or obligation between the Company and any other third party.

22.	Indemnification. The Company agrees to indemnify Executive and hold Executive harmless, defend, pay, advance and reimburse against and for any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by Executive arising out of or relating to any claim, action, suit, proceeding, or investigation in which Executive is involved or threatened to be involved by reason of Executive’s services as an officer, employee or representative of the Company or by reason of any action taken or omitted to be taken by Executive in such capacity, in each case, to the greatest extent permitted by applicable law. The Company shall maintain directors’ and officers’ liability insurance covering Executive on terms no less favorable than such coverage provided to other executive officers of the Company during Executive’s employment and for any period thereafter during which Executive may be subject to liability for actions taken in Executive’s capacity as an officer of the Company. The rights of indemnification provided for in this Section 22 shall be in addition to all rights to which Executive may be entitled under any agreement or as a matter of law or otherwise.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below to be effective as of the date first written above.

NEW ERA ENERGY & DIGITAL, INC.

By:	/s/ Charles Nelson
Name:	Charles Nelson
Title:	Chief Executive Officer

Dated:	6/30/2026

E. WILL GRAY II

/s/ E. Will Gray II
Dated:	6/30/2026

EXHIBIT A

RELEASE

General Release Agreement

This General Release Agreement (this “Agreement”) constitutes the Release referred to in that certain Employment Agreement (the “Employment Agreement”) effective as of July 1, 2026, by and among New Era Energy & Digital, Inc., a Nevada corporation (the “Company”), and E. Will Gray II (“Employee”).

(a) Capitalized words used but not defined in this Agreement shall have the same meaning as such terms are assigned by the Employment Agreement. In exchange for the post-employment benefits set forth in Section 5 of the Employment Agreement (the “Separation Payments”), to be provided to Employee by the Company in accordance with the Employment Agreement, the Employee releases, waives, acquits, and forever discharges to the maximum extent permitted by law any and all rights, claims, and demands of whatever kind or character, whether presently known to me or unknown, and whether vicarious, derivative, or direct or indirect, that he may have or assert against: (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company; (iii) any past or present officer, director, or employee of the entities just referred to in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, shareholders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, and assigns of the entities just named in (i)-(iii) (the “Released Parties”). This release includes without limitation any claims arising under federal, state, or local laws prohibiting employment discrimination, including without limitation the Age Discrimination in Employment Act (“ADEA”); any claims growing out of any legal restrictions, contractual or otherwise, on the Company’s right to terminate the employment of its employees; any claims arising out of Employee’s employment with the Company or the termination of that employment; any claims relating to or arising out of any agreement or contract between Employee and any of the Released Parties; and any claims arising out of or based on any other act, conduct, or omission of any of the Released Parties (collectively, the rights, claims, and demands referenced above are referred to as the “Released Claims”). This release does not prevent Employee from filing any administrative claims for unemployment compensation or workers’ compensation benefits. This Agreement is not intended to indicate that any Released Claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the Separation Payments, any and all potential claims of this nature that Employee may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.

In no event shall the Released Claims include (a) any claim which arises after the date this Agreement is signed by Employee, (b) any claim to vested benefits or compensation under an employee benefit plan or equity compensation plan (in accordance with the terms of such plans), or (c) any claim to receive the Separation Payments.

By signing this Agreement, Employee is bound by it. Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement. The release set forth in this Agreement also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.

Notwithstanding the release in this Agreement, nothing in this Agreement prevents Employee from (i) contacting, filing a charge or complaint with, providing information to, or cooperating with an investigation conducted by, any governmental agency, (ii) making disclosures or giving truthful testimony as required by law or valid legal process (such as by a subpoena), or (iii) engaging in other legally-protected activities. Employee acknowledges and agrees, however, that he forever waives any right to recover, and he will not request or accept, anything of monetary value from any of the Released Parties arising out of or connected in any way with his employment or the ending of his employment with the Company, the employment practices of the Company, or with any other act, conduct, or omission of any of the Released Parties, other than the Separation Payments, whether sought directly by him or by any governmental agency, individuals, or group of individuals on his behalf.

THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b) Employee agrees not to bring or join any lawsuit, arbitration, or other proceeding against any of the Released Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Released Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Released Parties to any person (including any entity), in each case, with respect to any Released Claims.

(c) Employee further agrees to keep confidential and not to disclose to anyone the terms of this Agreement, except as permitted below or by law and except that he may disclose the terms to his family, attorney, or tax or financial advisor, if any, provided such persons have agreed to keep such information confidential.

(d) Employee’s covenants in Section 6 of the Employment Agreement (and those provisions necessary to enforce and interpret them) remain in full force and effect, and Employee promises to abide by such covenants. Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement shall prohibit or restrict Employee from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to the Employee from any governmental agency; (c) testifying, participating or otherwise assisting in an action or proceeding by any governmental agency relating to a possible violation of law or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Further, nothing herein or in the Employment Agreement shall prevent Employee from, nor shall Employee be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other confidential information that is: (a) made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of applicable law; (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) protected under the whistleblower provisions of applicable law.

(e) By executing and delivering this Agreement, Employee acknowledges that: (i) Employee has carefully read this Agreement; (ii) Employee has had at least twenty (21) days to consider this Agreement before the execution and delivery hereof to the Company; (iii) Employee has been and hereby is advised in writing that Employee may, at Employee’s option, discuss this Agreement with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so; (iv) Employee fully understands the final and binding effect of this Agreement and agrees that the only promises made to Employee to sign this Agreement are those stated in the Employment Agreement and herein; (v) Employee is signing this Agreement voluntarily and of Employee’s own free will and Employee understands and agrees to each of the terms of this Agreement; and (vi) Employee has been paid all wages and other compensation to which Employee is entitled pursuant to his employment with the Company (other than any Separation Payments due after Employee’s termination of employment) and received all leaves (paid and unpaid) to which Employee was entitled during such employment.

Employee further acknowledges and agrees that (1) he has been given a reasonable period to read and consider this Agreement before signing it; (2) this Agreement and the Employment Agreement contain the entire understandings and agreements between the Company and him regarding their subject matters and supersede all prior agreements and understandings between them; (3) he has read this Agreement and fully understands the effect of his signing this Agreement; (4) in signing this Agreement, he is not relying on any written or oral statement or promise from the Company other than in this Agreement and the Employment Agreement; (5) this Agreement shall be governed by Nevada law and exclusive venue for any claim between the parties or their affiliates arising out of or related this Agreement is in any state or federal court of competent jurisdiction in the State of Texas; and (6) nothing in this Agreement constitutes any sort of admission of liability.

Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven (7) day period beginning on the date Employee delivers this Agreement to the Company (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be delivered to the Company’s Board on or before 11:59 p.m., C.S.T., on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No Separation Payments shall be paid if this Agreement is revoked by Employee in the foregoing manner.

IN WITNESS WHEREOF, the Employee has executed this Agreement as of the date written below.

E. WILL GRAY II

Dated: